Exhibit 99

MAYVILLE ENGINEERING COMPANY ANNOUNCES

THIRD QUARTER 2025 RESULTS

MILWAUKEE, Wis., November 4, 2025 – Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading value-added provider of design, prototyping and manufacturing solutions serving diverse end markets, today announced results for the three-months ended September 30, 2025.

THIRD QUARTER 2025 RESULTS

(All comparisons versus the prior year period)

●	Net sales of $144.3 million, or +6.6%; organic net sales decreased 9.1%
●	GAAP Net loss of $2.7 million, or ($0.13) per diluted share
●	Non-GAAP Adjusted Net Income of $2.0 million, or Adjusted Diluted EPS of $0.10
●	Adjusted EBITDA of $14.1 million
●	Adjusted EBITDA margin of 9.8%
●	Free Cash Flow of ($1.1) million
●	Net leverage ratio[1] of 3.5x as of September 30, 2025

MANAGEMENT COMMENTARY

"During the third quarter, our team continued to execute with discipline, delivering results that were in line with our expectations. As a result, we are reiterating our full-year financial guidance for 2025" stated Jag Reddy, President and Chief Executive Officer. “We also made substantial progress with the integration of the Accu-Fab acquisition, which significantly expands our serviceable available market in the Data Center & Critical Power end market. We continue to see strong customer engagement and a rapidly growing pipeline of qualified opportunities in this market. Based on this momentum, we have increased our expectations for 2026 revenue synergies from the Accu-Fab acquisition to a range of $20 to $30 million.”

“Across our legacy end markets, demand remained soft in the third quarter, particularly within the Commercial Vehicle and Agriculture markets” continued Reddy. “In contrast, we are seeing considerable growth and a growing opportunity pipeline for data center & critical power applications. In response to these trends, we are strategically rebalancing production capacity and aligning resources to better serve these high-growth areas. These changes position us to expand our market share and capture long-term growth opportunities. While subdued demand in legacy markets may constrain near-term margin expansion, we expect the actions we are taking will improve asset utilization and support a more diversified and resilient earnings profile over time.”

“As we navigate this period of transformation, we remain grounded in our MBX value creation framework, which is focused on operational excellence, commercial growth and disciplined capital allocation” concluded Reddy.

1 The net leverage ratio reflects net debt as of September 30, 2025 as a ratio of the Company’s trailing twelve-month Adjusted EBITDA, pro-forma for the acquisition of Accu-Fab.

“Although our free cash flow in the quarter was temporarily impacted by $3.5 million of non-recurring items, we are reaffirming our full year guidance. Consistent with our capital allocation priorities, we are focused and remain committed to debt reduction.”

PERFORMANCE SUMMARY

Net sales increased by 6.6% year-over-year in the third quarter of 2025, primarily due to the acquisition of Accu-Fab, LLC (“Accu-Fab”) in the third quarter of 2025, which more than offset lower customer demand within Commercial Vehicle, Agriculture and Other end markets. Excluding the impact of the Accu-Fab acquisition, organic net sales declined by 9.1% during the third quarter of 2025 when compared to the third quarter of 2024.

Manufacturing margin was $15.9 million in the third quarter of 2025, or 11.0% of net sales, as compared to $17.1 million, or 12.6% of net sales, in the prior year period. The year-over-year decrease in manufacturing margin reflects $1.2 million in non-recurring restructuring costs and inventory step-up expense associated with the Accu-Fab acquisition and lower customer demand, partially offset by higher-margin net sales contribution from the Accu-Fab acquisition.

Bonuses and deferred compensation expense was $2.2 million in the third quarter of 2025, as compared to $2.1 million in the prior year period. Other selling, general and administrative expenses were $10.5 million in the third quarter of 2025 as compared to $7.6 million for the same prior year period. The increase in these expenses reflects $0.9 million in non-recurring costs and $1.6 million in incremental SG&A expense, each associated with the Accu-Fab acquisition.

Interest expense was $3.4 million in the third quarter of 2025, as compared to $2.7 million in the prior year period, due to an increase in borrowings associated with the Accu-Fab acquisition, partially offset by lower interest rates relative to the prior year period.

Net loss for the third quarter of 2025 was $2.7 million or ($0.13) per diluted share, versus net income of $3.0 million, or $0.14 per diluted share, in the prior year period.

MEC reported Adjusted EBITDA of $14.1 million in the third quarter of 2025, or 9.8% of net sales, versus $17.1 million, or 12.6% of net sales, in the prior year period. The decrease in Adjusted EBITDA is primarily due to lower legacy customer demand, partially offset by the impact of the Accu-Fab acquisition.

Third quarter Adjusted Net Income was $2.0 million, or $0.10 per diluted share, versus $5.8 million, or $0.27 per diluted share, in the prior year period. Adjusted Net Income reflects a decrease in income from operations and higher interest expense.

Free Cash Flow during the third quarter of 2025 was ($1.1) million as compared to $15.1 million in the prior year period. The decrease in Free Cash Flow was attributable to a $16.1 million decrease in net cash provided by operating activities, and a $0.1 million increase in capital expenditures.

END MARKET UPDATE

	Three Months Ended
	September 30,
	2025	2024
Commercial Vehicle	$39,211	$51,612
Construction & Access	22,145	20,110
Powersports	22,980	21,605
Data Center & Critical Power	22,566	4,658
Agriculture	8,098	10,358
Military	7,433	6,968
Other	21,877	20,081
Net Sales	$144,310	$135,392

Commercial Vehicle

MEC is a Tier 1 supplier to many of the country’s top original equipment manufacturers (OEM) of commercial vehicles providing exhaust & aftertreatment, engine components, cooling, fuel and structural systems for both heavy- and medium-duty commercial vehicles.

Net sales to the Commercial Vehicle market were $39.2 million in the third quarter of 2025, a decrease of 24.0% versus the prior year period. The decrease was primarily due to a 38.8% decrease in North American Class 8 commercial vehicle production compared to the third quarter of 2024, partly offset by new customer program wins.

Construction & Access

MEC manufactures components and sub-assemblies for OEMs within the Construction & Access market including fenders, hoods, supports, frames, platforms, frame structures, doors and tubular products such as exhaust & aftertreatment, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the Construction & Access market were $22.1 million in the third quarter of 2025, an increase of 10.1% versus the prior year period. The increase was primarily due to improved non-residential construction demand and the Accu-Fab acquisition. Organic net sales growth in the Construction & Access end market was 6.2% in the third quarter of 2025 compared to the third quarter of 2024.

Powersports

MEC manufactures stampings and complex metal assemblies and coatings for OEMs within marine propulsion, all-terrain vehicles (ATV), multi-utility vehicles (MUV) and motorcycle markets. MEC’s powersports expertise includes axle housings, steering columns, swing arms, fenders, suspension components, ATV/MUV racks, cowl assemblies and vehicle frames.

Net sales to the Powersports market were $23.0 million in the third quarter of 2025, an increase of 6.4% versus the prior year period. The increase was primarily attributable to transient aluminum-related work, partly offset by a decrease in sales within marine propulsion markets.

Data Center & Critical Power

MEC manufactures precision metal enclosures, cabinets, racks, frames, panels and sub-assemblies for OEMs that deliver reliable power distribution, backup energy systems, and intelligent power management solutions in mission-critical data center and electrical infrastructure environments.

Net sales to the Data Center & Critical Power market were $22.6 million in the third quarter of 2025. The increase reflects strong legacy customer demand and revenues associated with the Accu-Fab acquisition. Organic net sales growth in the Data Center & Critical Power end market was 7.4% in the third quarter of 2025, when compared to the third quarter of 2024.

Agriculture

MEC is an integral partner in the supply chain of the world’s leading agriculture OEMs manufacturing components and sub-assemblies including fenders, hoods, supports, frames, platforms, frame structures, doors, and tubular products such as exhaust, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the Agriculture market were $8.1 million in the third quarter of 2025, a decrease of 21.8% versus the prior year period. The decrease reflects continued lower customer demand across both large-ag and small-ag end markets.

Military

MEC holds the International Traffic in Arms Regulations (ITAR) certification and produces components for the United States military. Products include exhaust, engine components, cooling, fuel, suspension, structural systems, and chemical agent resistant coating (CARC) painting capabilities.

Net sales to the Military market were $7.4 million in the third quarter of 2025, an increase of 6.7% versus the prior year period. The increase compared to the prior year was due to higher service and after-market demand.

Other

MEC also produces a wide variety of components and assemblies for customers in the industrial equipment & fixtures, consumer tools, mining, forestry, automotive, and medical markets.

Net sales to the Other end market for the third quarter of 2025 were $21.9 million, an increase of 8.9% versus the prior year period. The increase in net sales compared to the prior year period was associated with the Accu-Fab acquisition. Organic net sales declined by 5.1% when compared to the prior year due to lower industrial equipment and consumer tool demand.

BALANCE SHEET UPDATE

As of September 30, 2025, MEC had net debt outstanding of $214.9 million and total cash and availability on its senior secured revolving credit facility of $247.52 million. At the end of the third quarter, Company’s net leverage ratio was 3.5x.

FINANCIAL GUIDANCE

Today, the Company maintained its guidance for the full year 2025. All guidance is current as of the time provided and is subject to change.

	FY 2024	FY 2025 Forecast
(in Millions)	Actual	Low	Mid	High
Net Sales	$581.6	$528	$545	$562
Adjusted EBITDA	$64.4	$49	$52	$55
Free Cash Flow	$77.7	$25	$28	$31

____________________________

2 This amount is reduced to approximately $35.7 million after taking into account the $211.8 million of outstanding borrowings under the credit facility as of September 30, 2025.

The Company’s 2025 guidance reflects the acquisition of Accu-Fab LLC, which was completed on July 1, 2025. In addition, the Company’s guidance reflects the impact of continued soft demand in its legacy end markets.

The Company’s 2025 Free Cash Flow guidance reflects the impact of continued working capital efficiencies and capital expenditures of between $13 and $17 million.

THIRD QUARTER 2025 RESULTS CONFERENCE CALL

The Company will host a conference call on Wednesday, November 5, 2025 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live webcast of the conference call and to access the accompanying investor presentation, please visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (833) 470-1428 within the United States, or call (833) 950-0062 within Canada and please use the Access Code: 427240.

FORWARD-LOOKING STATEMENTS

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: macroeconomic conditions, including inflation, elevated interest rates, labor availability, material cost pressures and inconsistent demand, have had, and may continue to have, a negative impact on our business, financial condition, cash flows and results of operations (including future uncertain impacts); risks relating to developments in the industries in which our customers operate; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; failure to compete successfully in our markets; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; volatility in the prices or availability of raw materials critical to our business; geopolitical and economic developments, including foreign trade relations and associated tariffs; risks related to entering new markets; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; our ability to successfully identify or integrate acquisitions; our ability to develop new and innovative processes and gain customer acceptance of such processes; risks related to our information technology systems and infrastructure; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; our ability to remediate the material weakness in internal control over financial reporting identified in preparing our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, and to subsequently maintain effective internal control over financial reporting; and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2024. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

ABOUT MAYVILLE ENGINEERING COMPANY

Founded in 1945, MEC is a leading U.S.-based, vertically-integrated, value-added manufacturing partner providing a full suite of manufacturing solutions from concept to production, including design, prototyping and tooling, fabrication, aluminum extrusion, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction & access equipment, powersports, data center & critical power, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 27 facilities, of which 26 are in use, across nine states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly, and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting. For more information, please visit www.mecinc.com.

NON-GAAP FINANCIAL MEASURES

This press release contains financial information calculated in a manner other than in accordance with U.S. generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow.

EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before stock-based compensation expense, legal costs due to the former fitness customer, Chief Financial Officer transition costs, natural disaster costs, acquisition related costs, restructuring and costs recognized on step-up of Accu-Fab acquired inventory. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. Adjusted Net Income and Adjusted Diluted EPS represent net income before the aforementioned Adjusted EBITDA addback items and acquisition related amortization of intangible assets, which do not reflect our core operating performance. Free Cash Flow represents net cash provided by, or used in, operating activities, less cash flows used in the purchase of property, plant and equipment. We present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income (loss) or cash flow provided by, or used in, operating activities, or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. These measures may not be comparable to the similarly named measures reported by other companies and have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Please reference our reconciliation of net income (loss), the most directly comparable measure calculated in accordance with GAAP, to EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30,	December 31,
	2025	2024
ASSETS
Cash and cash equivalents	$1,217	$206
Receivables, net of allowances for doubtful accounts of $342 at September 30, 2025 and $248 at December 31, 2024	69,183	49,782
Inventories, net	61,219	54,756
Tooling in progress	4,646	4,761
Prepaid expenses and other current assets	6,020	3,439
Total current assets	142,285	112,944
Property, plant and equipment, net	153,286	156,528
Assets held for sale	1,402	1,402
Goodwill	140,289	92,650
Intangible assets, net	114,343	51,734
Operating lease assets	32,002	28,615
Other long-term assets	1,975	1,697
Total assets	$585,582	$445,570
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$53,069	$39,119
Current portion of operating lease obligation	6,644	4,914
Accrued liabilities:
Salaries, wages, and payroll taxes	6,196	5,094
Bonuses and deferred compensation	2,505	4,626
Other current liabilities	9,611	10,839
Total current liabilities	78,025	64,592
Bank revolving credit notes	211,858	79,725
Operating lease obligation, less current maturities	27,159	25,412
Deferred compensation, less current portion	4,672	4,719
Deferred income tax liability	15,218	16,831
Other long-term liabilities	3,880	2,538
Total liabilities	$340,812	$193,817
Commitments and contingencies
Common shares, no par value, 75,000,000 authorized, 22,505,704 shares issued at September 30, 2025 and 22,300,106 at December 31, 2024	—	—
Additional paid-in-capital	208,452	207,076
Retained earnings	56,334	60,086
Treasury shares at cost, 2,187,334 shares at September 30, 2025 and 1,883,198 at December 31, 2024	(20,016)	(15,409)
Total shareholders’ equity	244,770	251,753
Total liabilities and shareholders' equity	$585,582	$445,570

Mayville Engineering Company, Inc.

Condensed Consolidated Statements of Net Income (Loss)

(in thousands, except share amounts and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net sales	$144,310	$135,392	$412,217	$460,298
Cost of sales	128,371	118,297	367,126	399,993
Amortization of intangible assets	3,125	1,733	6,591	5,200
Bonuses and deferred compensation	2,221	2,076	7,071	10,010
Other selling, general and administrative expenses	10,545	7,559	29,727	23,589
Income from operations	48	5,727	1,702	21,506
Interest expense	(3,430)	(2,653)	(6,395)	(8,977)
Income (loss) before taxes	(3,382)	3,074	(4,693)	12,529
Income tax expense (benefit)	(707)	100	(941)	2,532
Net income (loss) and comprehensive income (loss)	$(2,675)	$2,974	$(3,752)	$9,997

Earnings (loss) per share:
Basic	$(0.13)	$0.14	$(0.18)	$0.49
Diluted	$(0.13)	$0.14	$(0.18)	$0.48

Weighted average shares outstanding:
Basic	20,423,858	20,715,275	20,485,995	20,601,702
Diluted	20,683,060	21,123,494	20,735,100	20,893,316

Mayville Engineering Company, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended
	September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3,752)	$9,997
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	23,630	22,927
Amortization	6,591	5,200
Allowance for doubtful accounts	71	(255)
Inventory excess and obsolescence reserve	(208)	(30)
Stock-based compensation expense	2,953	3,847
Gain on disposal of property, plant and equipment	(1)	(177)
Deferred compensation	1,100	752
Non-cash lease expense	4,334	4,034
Other non-cash adjustments	280	447
Changes in operating assets and liabilities:
Accounts receivable	(5,356)	3,355
Inventories	(1,661)	6,639
Tooling in progress	115	(169)
Prepaids and other current assets	(1,933)	(1,694)
Accounts payable	9,960	534
Deferred income taxes	(1,613)	1,454
Operating lease obligations	(4,239)	(3,792)
Accrued liabilities	(5,090)	(1,222)
Net cash provided by operating activities	25,181	51,847
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(8,430)	(9,753)
Proceeds from sale of property, plant and equipment	22	108
Payment for acquisition, net of cash acquired	(140,062)	—
Net cash used in investing activities	(148,470)	(9,645)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	1,147,941	514,466
Payments on bank revolving credit notes	(1,015,808)	(550,914)
Repayments of other long-term debt	—	(306)
Payments of financing costs	(793)	—
Shares withheld for employees' taxes	(1,577)	(3,816)
Purchase of treasury stock	(4,607)	(1,996)
Payments on finance leases	(856)	(475)
Proceeds from the exercise of stock options	—	345
Net cash provided by (used in) financing activities	124,300	(42,696)
Net increase (decrease) in cash and cash equivalents	1,011	(494)
Cash and cash equivalents at beginning of period	206	672
Cash and cash equivalents at end of period	$1,217	$178

Mayville Engineering Company, Inc.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income (loss) and comprehensive income (loss)	$(2,675)	$2,974	$(3,752)	$9,997
Interest expense	3,430	2,653	6,395	8,977
Provision (benefit) for income taxes	(707)	100	(941)	2,532
Depreciation and amortization	11,136	9,482	30,222	28,127
EBITDA	11,184	15,209	31,924	49,633
Stock-based compensation expense	845	1,352	2,953	3,847
Legal costs due to former fitness customer	—	501	—	1,740
CFO transition costs	—	—	1,148	—
Natural disaster costs	15	—	307	—
Acquisition related costs	887	—	3,265	—
Restructuring	559	—	559	—
Costs recognized on step-up of Accu-Fab acquired inventory	591	—	591	—
Adjusted EBITDA	$14,081	$17,062	$40,747	$55,220
Net sales	$144,310	$135,392	$412,217	$460,298
EBITDA Margin	7.7%	11.2%	7.7%	10.8%
Adjusted EBITDA Margin	9.8%	12.6%	9.9%	12.0%

Mayville Engineering Company, Inc.

Reconciliation of Net Income (Loss) and Diluted EPS to Adjusted Net Income and Diluted EPS

(in thousands, except share amounts and per share data)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2025		2024		2025		2024
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
Net income (loss) and comprehensive income (loss)	$(2,675)	$(0.13)	$2,974	$0.14	$(3,752)	$(0.18)	$9,997	$0.48
Stock-based compensation expense	845	0.04	1,352	0.06	2,953	0.14	3,847	0.18
Legal costs due to former fitness customer	—	—	501	0.02	—	—	1,740	0.08
CFO transition costs	—	—	—	—	1,148	0.06	—	—
Natural disaster costs	15	—	—	—	307	0.01	—	—
Acquisition related costs	887	0.04	—	—	3,265	0.14	—	—
Restructuring	559	0.03	—	—	559	0.03	—	—
Costs recognized on step-up of Accu-Fab acquired inventory	591	0.03	—	—	591	0.03	—	—
Acquisition related amortization of intangible assets	3,125	0.15	1,733	0.08	6,591	0.31	5,199	0.24
Tax effect of above adjustments	(1,335)	(0.06)	(744)	(0.04)	(3,317)	(0.15)	(2,238)	(0.11)
Adjusted net income and comprehensive income	$2,012	$0.10	$5,816	$0.27	$8,345	$0.39	$18,545	$0.87

Mayville Engineering Company, Inc.

Reconciliation of Free Cash Flow

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$1,875	$17,947	$25,181	$51,847
Less: Capital expenditures	3,022	2,879	8,430	9,753
Free cash flow	$(1,147)	$15,068	$16,751	$42,094